Exhibit 99.1

Contact:

Michael Polyviou/Peter Schmidt

Financial Dynamics

212-850-5600

iPCS EXECUTIVE OFFICERS ADOPT RULE 10b5-1 TRADING PLANS

SCHAUMBURG, Ill. — November 30, 2006 - iPCS, Inc. (Nasdaq: IPCS), a Sprint PCS Affiliate of Sprint Nextel, today announced that each of its executive officers have entered into individual stock trading plans in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and company policy. These plans permit the executive officers to exercise and sell shares of the Company’s stock over time as part of their individual strategies for asset diversification and liquidity.

Under the recently entered-into stock trading plans, executive officers may sell up to an aggregate of approximately 281,000 shares of iPCS common stock over a period ranging from one month to 32 months, depending on the terms and conditions of each individual’s plan.  Each of the following executive officers entered into stock trading plans: Timothy M. Yager, president and chief executive officer, Stebbins B. Chandor, Jr., executive vice president and chief financial officer, Alan G. Morse, chief operating officer, John J. Peterman, senior vice president of sales and marketing, Craig A. Kinley, vice president of network engineering, Patricia M. Greteman, vice president and controller, and Edmund L. Quatmann, Jr., vice president and general counsel.

Rule 10b5-1 allows corporate officers and directors to enter into written, pre-arranged stock trading plans at times when they do not have material non-public information.  The rule allows those officers and directors adopting such plans to sell shares at specific prices in the future, even if material non-public information subsequently becomes available to them. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce market impact and can avoid concerns about whether they have material non-public information when they sell their stock.

All transactions under the pre-arranged trading plans will be disclosed publicly as required through filings with the Securities and Exchange Commission.

About iPCS, Inc.

iPCS is the Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 80 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne

(IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of September 30, 2006, iPCS’s licensed territory had a total population of approximately 15.0 million residents, of which its wireless network covered approximately 11.4 million residents, and iPCS had approximately 534,300 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit the Company’s website at www.ipcswirelessinc.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this press release regarding iPCS’s business which are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. A variety of factors could cause actual results to differ materially from those anticipated in iPCS’s forward-looking statements, including the following factors: (1) iPCS’s dependence on its affiliation with Sprint; (2) the final outcome of iPCS’s litigation against Sprint and Nextel concerning the Sprint/Nextel merger and the scope of iPCS’s exclusivity; (3) changes in Sprint’s affiliation strategy as a result of the Sprint/Nextel merger and Sprint’s recent acquisitions of other Sprint PCS Affiliates of Sprint Nextel; (4) changes in Sprint’s ability to devote as much of its personnel and resources to the remaining Sprint PCS Affiliates of Sprint Nextel; (5) changes in customer default rates; (6) shifts in populations or network focus; (7) changes or advances in technology; (8) changes in Sprint’s national service plans, products and services or its fee structure with iPCS including travel rate and CCPU fees; (9) potential declines in roaming and wholesale revenue; (10) iPCS’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; (11) difficulties in network construction, expansion and upgrades; (12) increased competition in iPCS’s markets; (13) adverse changes in financial position, condition or results of operations; and (14) the inability to open the number of new stores and to expand the co-dealer network as planned. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from iPCS’s forward-looking statements, please refer to iPCS’s filings with the SEC, especially in the “risk factors” sections of the Annual Report on Form 10-K filed on December 23, 2005 and in any subsequent filings with the SEC. Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.